Intrepid Announces Third Quarter 2020 Results

DENVER, November 2, 2020 - Intrepid Potash, Inc. (Intrepid) (NYSE:IPI) today reported its results for the third quarter of 2020.

Key Takeaways for Q3 2020
•Net loss of $10.2 million, or $0.78 per share
•Adjusted EBITDA(1) of $1.5 million
•Water sales of $3.6 million in the third quarter, up 42% from the second quarter of 2020.
•Good summer evaporation season has current potash pond levels well above average and up significantly compared to last year

Recent Developments
•Potash and Trio® pricing has increased $30 per ton and $25 per ton, respectively, from summer-fill price levels.

"Our third quarter results continue to be affected by the COVID-19 pandemic as oilfield activity and water sales remain below prior year levels, but up significantly from the second quarter of 2020," said Bob Jornayvaz, Intrepid's Executive Chairman, President, and CEO. "Operators are focusing their attention on the strong underlying resource in the Delaware Basin and are forecasting continued improvements in demand over the coming months, which we believe will benefit our bottom line. For potash, we ended the summer 2020 evaporation season with great pond levels across our facilities. This will lead to lower per-ton production costs in the coming quarters and when considered along with the recent price increases, positions us to generate solid cash flow during the spring season. We continue to thoughtfully manage our balance sheet due to the considerable uncertainty still surrounding the COVID-19 pandemic and remain optimistic about the potential of our business."

Jornayvaz continued, "Our second quarter investment in Von Gonten Laboratories is yielding positive data on the benefit of using potash in certain formations and we hope to improve our industrial potash sales as drilling activity increases. Heading into the fourth quarter there are still significant opportunities available in the Delaware Basin and we are actively pursuing numerous options to expand our water and oilfield solutions business."

Reverse Stock Split

On July 28, 2020, we held the special meeting of shareholders to vote on four proposals that would allow our Board of Directors to enact a reverse stock split of between 1:3 and 1:15. All proposals voted on at the special meeting were approved. On August 10, 2020, the Board of Directors approved an amendment to our Certificate of Incorporation to effect a reverse stock split of our common stock, par value $0.001 per share, by a ratio of one-for-ten. The reverse stock split became effective August 14, 2020. We believe the reverse stock split was in the best interests of us and our stockholders by allowing us more flexibility to, among other things, potentially improve the marketability and liquidity of our common stock and maintain compliance with the listing requirements of the NYSE.

Consolidated Results

We generated a third quarter 2020 net loss of $10.2 million, or $0.78 per share and a negative gross margin of $0.3 million. Year-to-date net loss increased to $26.4 million, or $2.04 per share, while gross margin decreased to $4.7 million when compared to the prior year period. Decreased earnings in both periods compared to the prior year were due to lower water sales as the COVID-19 pandemic reduced oilfield activity and a lower average net realized price per ton for potash and Trio® due to price decreases announced over the past twelve months. Our year-to-date net loss was further impacted by the first quarter accrual of a $10 million settlement payment agreed upon at our March settlement hearing relating to the Mosaic litigation and partially offset by a first quarter gain of $4.7 million on the restricted sale of 320 acres of fee land at the Intrepid South property.

We expect the economic disruptions caused by the COVID-19 pandemic will continue to have a material effect on revenue growth and overall profitability, particularly for our oilfield solutions segment, in future reporting periods.

Segment Highlights

Potash

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except per ton data)
Sales	$22,187	$29,213	$80,504	$99,090
Gross margin	$1,353	$4,588	$7,703	$22,180

Potash sales volumes (in tons)	66	78	239	261
Potash production volumes (in tons)	61	51	202	217

Average potash net realized sales price per ton(1)	$238	$266	$251	$285

Sales in the third quarter of 2020 decreased compared to the same period in 2019, due to a 15% decrease in sales volume, a 11% decrease in our average net realized sales price per ton and a $1.4 million decrease in byproduct sales. Agricultural sales volumes decreased in the third quarter of 2020 compared to the third quarter of 2019, as we sold fewer tons into the summer-fill program than during the previous year. We also sold fewer tons into the industrial market. Our industrial potash sales were negatively impacted by the COVID-19 pandemic as oil demand decreased significantly leading to decreased oil and gas activity.

Sales for the nine months ended September 30, 2020 decreased compared to the same period in 2019, due to a 8% decrease in sales volume, an 12% decrease in our average net realized sales price per ton, and a $3.7 million decrease in byproduct sales. Industrial sales volume decreased 70% as our industrial potash sales were negatively impacted by the COVID-19 pandemic as oil demand decreased significantly leading to decreased oil and gas activity. Agricultural volumes were 5% less than prior year as we sold fewer tons into the 2020 summer-fill program than the previous year. Our feed sales were up 28% compared to the prior year.

Byproduct sales decreased for both the three and nine month periods of 2020, compared to 2019, as reduced oil and gas activity resulted in decreased byproduct water and brine sales, while improved availability of salt reduced our sales footprint. Magnesium chloride sales improved $0.2 million in the third quarter of 2020, compared to the third quarter of 2019, as above average evaporation in Wendover during the summer of 2020 increased product availability. Year-to-date magnesium chloride sales were similar to the prior year.

Average net realized sales price per ton was lower in both the three and nine month periods of 2020, compared to 2019, due to price decreases announced in the summer of 2019, the winter-fill program announced in January 2020, and the summer-fill program announced in June 2020, and due to lower industrial sales volume.

Cost of goods sold decreased for the three and nine month period of 2020, compared to the same periods in 2019, primarily due to a 15% and 8% decrease in sales volume, respectively.

Production increased 20% compared to the third quarter of 2019 as good evaporation during the summer of 2020 allowed for an earlier start to the production season at our Wendover facility. Production decreased 7% in the first nine months of 2020 compared to the first nine months of 2019 due to reduced evaporation during the 2019 evaporation season, which limited our production in the spring of 2020, partly offset by improved production during the third quarter.

Trio®

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands, except per ton data)
Sales	$12,890	$14,637	$54,722	$53,881
Gross (deficit) margin	$(1,348)	$(1,108)	$(8,129)	$1,077

Trio® sales volume (in tons)	40	46	180	173
Trio® production volume (in tons)	55	54	155	183

Average Trio® net realized sales price per ton(1)	$189	$204	$197	$201

Sales decreased 12% for the three months ended September 30, 2020, as compared to the same period in 2019. The decrease was primarily due to a 13% decrease in Trio® tons sold and a 7% decrease in average net realized sales price per ton. Sales volumes decreased as we continued to sell fewer tons into international markets as we focus on the higher priced domestic market. Our Trio® average net realized sales price per ton decreased during the third quarter of 2020 as compared to the third quarter of 2019 due to decreased pricing announced during the summer-fill program.

Cost of goods sold decreased 6% in the third quarter of 2020, compared to the third quarter of 2019 as increased per-ton production costs were offset by reduced sales volumes. During the third quarter of 2020, we continued to run at reduced production rates to manage inventory levels.

In the third quarter of 2020, we recorded a $0.5 million lower of cost or net realizable value inventory adjustment due to reduced production rates that increased our per-ton cost of production. In the third quarter of 2019, we recorded a $1.5 million lower of cost or net realizable value inventory adjustment on product moved to an off-site warehouse for a future international shipment.

Sales increased 2% for the nine months ended September 30, 2020, as compared to the same period in 2019 primarily due to a 4% increase in volume sold, offset partially by reduced byproduct sales of water and salt, and a lower average net realized sales price for Trio®. Increased sales volume was a result of strong domestic sales in the first half of 2020 offset by a decrease in international sales volume. Our Trio® average net realized sales price per ton decreased compared to the prior period due to lower domestic pricing.

Cost of goods sold increased 22% in the first nine months of 2020, compared to the first nine months of 2019, as sales volume increased 4% and we operated at reduced rates to manage inventory levels and experienced increased losses in our pelletization process, both which led to higher per-ton carrying costs. Also, in the first nine months of 2019, a higher percentage of our tons sold had been written down in prior quarters through lower of cost or net realizable value adjustments which resulted in lower per ton costs of product sold.

We recorded a $2.9 million lower of cost or net realizable value inventory adjustment in the first nine months of 2020, primarily due to the summer-fill price announced by our competitor in June 2020 which lowered the list price on Trio® by $15-$20 per ton. We expect to sell at these reduced prices until midway through the fourth quarter of 2020.

Production volume decreased 15% compared to the first nine months of 2019, due to reduced production rates, fewer tons of work-in-process inventory converted to premium Trio®, and increased losses in our pelletization process.

Oilfield Solutions

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Sales	$3,050	$7,310	$13,539	$19,574
Gross (deficit) margin	$(313)	$3,469	$5,142	$10,031

Sales decreased $4.3 million in the third quarter of 2020, compared to the same period in 2019, mainly due to a $3.5 million decrease in water sales and a $0.8 million decrease in sales of other oilfield products and services. Sales decreased $6.0 million in the first nine months of 2020, compared to the same period in 2019, mainly due to a $3.1 decrease in water sales and a $2.0 million decrease in potash used in our high-speed mixing service.

Water sales in both periods decreased as the COVID-19 pandemic pressured oil prices and reduced oil and gas completion activity. We expect the COVID-19 pandemic and related global economic conditions will reduce sales of water and other oilfield products through at least the fourth quarter of 2020. Water that we sell that was used in the production of potash and Trio® is accounted for as byproduct water sales in the potash or Trio® segments.

Cost of goods sold decreased 12%, or $0.5 million, in the third quarter of 2020 compared to the prior year, primarily a result of reduced water sales, offset by increased per barrel transfer expense. Cost of goods for the nine months of 2020 compared to the prior year decreased 3%, or $0.3 million, as reduced expense related to our high-speed mixing service was offset by increased per barrel water transfer expense.

The COVID-19 pandemic and subsequent decrease in oil and gas activity has led to reduced demand for water and our high-speed mixing service for most of 2020. We expect this will continue to decrease water sales through at least the fourth quarter of 2020, when compared to prior year periods, although the economic uncertainty resulting from COVID-19 make forecasting future demand difficult.

Liquidity

Cash used by operations was $5.1 million during the third quarter of 2020. Cash used in investing activities was $3.4 million as we continued to reduced capital spending in response to the COVID-19 pandemic.

On July 17, 2020, we made an early voluntary repayment on our Series C Senior Notes in the amount of $17.1 million, which included $15.0 million in remaining principal, a reduced make-whole payment, and accrued interest. Our Series B Notes were unchanged and still mature in April 2023. As of September 30, 2020, we had $9.3 million in cash and cash equivalents.

Notes

1 Adjusted net (loss) income, adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) and average net realized sales price per ton are non-GAAP financial measures. See the non-GAAP reconciliations set forth later in this press release for additional information.
Unless expressly stated otherwise or the context otherwise requires, references to tons in this press release refer to short tons. One short ton equals 2,000 pounds. One metric tonne, which many international competitors use, equals 1,000 kilograms or 2,204.62 pounds.

Conference Call Information

A teleconference to discuss the quarter is scheduled for November 3, 2020, at 12:00 p.m. ET. The dial-in number is 1-800-319-4610 for U.S. and Canada, and is +1-631-891-4304 for other countries. The call will also be streamed on the Intrepid website, intrepidpotash.com.

An audio recording of the conference call will be available at intrepidpotash.com and by dialing 1-800-319-6413 for U.S. and Canada, or +1-631-883-6842 for other countries. The replay will require the input of the conference identification number 5493.

About Intrepid

Intrepid is a diversified mineral company that delivers potassium, magnesium, sulfur, salt, and water products essential for customer success in agriculture, animal feed, and the oil and gas industry. Intrepid is the only U.S. producer of muriate of potash, which is applied as an essential nutrient for healthy crop development, utilized in several industrial applications, and used as an ingredient in animal feed. In addition, Intrepid produces a specialty fertilizer, Trio®, which delivers three key nutrients, potassium, magnesium, and sulfate, in a single particle. Intrepid also provides water, magnesium chloride, brine, and various oilfield products and services.

Intrepid serves diverse customers in markets where a logistical advantage exists and is a leader in the use of solar evaporation for potash production, resulting in lower cost and more environmentally friendly production. Intrepid's mineral production comes from three solar solution potash facilities and one conventional underground Trio® mine.

Intrepid routinely posts important information, including information about upcoming investor presentations and press releases, on its website under the Investor Relations tab. Investors and other interested parties are encouraged to enroll at intrepidpotash.com, to receive automatic email alerts for new postings.

Forward-looking Statements

This document contains forward-looking statements - that is, statements about future, not past, events. The forward-looking statements in this document relate to, among other things, statements about Intrepid's future financial performance, cash flow from operations expectations, water sales, production costs, acquisition expectations and operating plans, its market outlook, and the impact of the COVID-19 pandemic on the company. These statements are based on assumptions that Intrepid believes are reasonable. Forward-looking statements by their nature address matters that are uncertain. The particular uncertainties that could cause Intrepid's actual results to be materially different from its forward-looking statements include the following:

•changes in the price, demand, or supply of Intrepid's products and services;
•challenges to Intrepid's water rights;
•Intrepid's ability to successfully identify and implement any opportunities to grow its business whether through expanded sales of water, Trio®, byproducts, and other non-potassium related products or other revenue diversification activities;
•Intrepid’s ability to integrate the Intrepid South assets into its existing business and achieve the expected benefits of the acquisition;
•Intrepid's ability to sell Trio® internationally and manage risks associated with international sales, including pricing pressure and freight costs;
•the costs of, and Intrepid's ability to successfully execute, any strategic projects;
•declines or changes in agricultural production or fertilizer application rates;
•declines in the use of potassium-related products or water by oil and gas companies in their drilling operations;
•Intrepid's ability to prevail in outstanding legal proceedings against it;
•Intrepid's ability to comply with the terms of its senior notes and its revolving credit facility, including the underlying covenants, to avoid a default under those agreements;
•further write-downs of the carrying value of assets, including inventories;
•circumstances that disrupt or limit production, including operational difficulties or variances, geological or geotechnical variances, equipment failures, environmental hazards, and other unexpected events or problems;
•changes in reserve estimates;
•currency fluctuations;
•adverse changes in economic conditions or credit markets;

•the impact of governmental regulations, including environmental and mining regulations, the enforcement of those regulations, and governmental policy changes;
•adverse weather events, including events affecting precipitation and evaporation rates at Intrepid's solar solution mines;
•increased labor costs or difficulties in hiring and retaining qualified employees and contractors, including workers with mining, mineral processing, or construction expertise;
•changes in the prices of raw materials, including chemicals, natural gas, and power;
•Intrepid's ability to obtain and maintain any necessary governmental permits or leases relating to current or future operations;
•interruptions in rail or truck transportation services, or fluctuations in the costs of these services;
•Intrepid's inability to fund necessary capital investments;
•the impact of the COVID-19 pandemic on Intrepid's business, operations, liquidity, financial condition, and results of operations; and
•the other risks, uncertainties, and assumptions described in Intrepid's periodic filings with the Securities and Exchange Commission, including in "Risk Factors" in Intrepid's Annual Report on Form 10-K for the year ended December 31, 2019, as updated by subsequent Quarterly Reports on Form 10-Q.

In addition, new risks emerge from time to time. It is not possible for Intrepid to predict all risks that may cause actual results to differ materially from those contained in any forward-looking statements Intrepid may make.

All information in this document speaks as of the date of this release. New information or events after that date may cause our forward-looking statements in this document to change. We undertake no duty to update or revise publicly any forward-looking statements to conform the statements to actual results or to reflect new information or future events.

Contact:
Matt Preston, Vice President - Finance
Phone: 303-996-3048
Email: matt.preston@intrepidpotash.com

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Sales	$38,078	$51,160	$148,512	$171,226
Less:
Freight costs	7,802	8,724	28,397	30,473
Warehousing and handling costs	2,315	2,162	7,284	6,628
Cost of goods sold	27,045	31,863	104,100	99,375
Lower of cost or net realizable value inventory adjustments	1,224	1,462	4,015	1,462
Gross (Deficit) Margin	(308)	6,949	4,716	33,288

Selling and administrative	6,750	5,548	20,022	17,710
Accretion of asset retirement obligation	434	513	1,303	1,347
Litigation settlement	—	—	10,075	—
Loss (gain) on sale of assets	21	(56)	(4,441)	(17)
Other operating expense	237	329	495	792
Operating (Loss) Income	(7,750)	615	(22,738)	13,456

Other Income (Expense)
Interest expense, net	(2,450)	(849)	(3,877)	(2,258)
Interest income	—	—	116	—
Other (expense) income	25	9	13	343
(Loss) Income Before Income Taxes	(10,175)	(225)	(26,486)	11,541

Income Tax Benefit	—	8	42	8
Net (Loss) Income	$(10,175)	$(217)	$(26,444)	$11,549

Weighted Average Shares Outstanding:
Basic	13,006	12,917	12,981	12,893
Diluted	13,006	12,917	12,981	13,106
Earnings Per Share:
Basic	$(0.78)	$(0.02)	$(2.04)	$0.90
Diluted	$(0.78)	$(0.02)	$(2.04)	$0.88

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
AS OF SEPTEMBER 30, 2020 AND DECEMBER 31, 2019
(In thousands, except share and per share amounts)

	September 30,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$9,258	$20,603
Accounts receivable:
Trade, net	23,271	23,749
Other receivables, net	2,575	1,247
Inventory, net	85,204	94,220
Prepaid expenses and other current assets	5,844	5,524
Total current assets	126,152	145,343

Property, plant, equipment, and mineral properties, net	362,117	378,509
Water rights	19,184	19,184
Long-term parts inventory, net	28,978	27,569
Other assets, net	10,960	7,834
Total Assets	$547,391	$578,439

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$8,037	$9,992
Income taxes payable	—	50
Accrued liabilities	12,817	13,740
Accrued employee compensation and benefits	5,806	4,464
Advances on credit facility	—	19,817
Current portion of long-term debt, net	10,000	20,000
Other current liabilities	27,779	19,382
Total current liabilities	64,439	87,445

Advances on credit facility	29,817	—
Long-term debt, net	14,918	29,753
Asset retirement obligation	23,437	22,140
Operating lease liabilities	2,660	4,025
Other non-current liabilities	1,024	420
Total Liabilities	136,295	143,783

Commitments and Contingencies
Common stock, $0.001 par value; 40,000,000 shares authorized;
13,006,427 and 12,955,351 shares outstanding
at September 30, 2020, and December 31, 2019, respectively	13	13
Additional paid-in capital	655,964	653,080
Accumulated deficit	(244,881)	(218,437)
Total Stockholders' Equity	411,096	434,656
Total Liabilities and Stockholders' Equity	$547,391	$578,439

INTREPID POTASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net (loss) income	$(10,175)	$(217)	$(26,444)	$11,549
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Allowance for doubtful accounts	—	50	275	50
Depreciation, depletion and amortization	8,748	8,326	26,377	25,145
Accretion of asset retirement obligation	434	513	1,303	1,347
Amortization of deferred financing costs	196	80	357	217
Amortization of intangible assets	80	188	241	188
Stock-based compensation	986	975	2,981	3,237
Lower of cost or net realizable value inventory adjustments	1,224	1,462	4,015	1,462
Loss (gain) on disposal of assets	21	(56)	(4,441)	(17)
Allowance for parts inventory obsolescence	—	—	492	4
Other	—	—	(116)	—
Changes in operating assets and liabilities:
Trade accounts receivable, net	(4,015)	(6,633)	203	(6,026)
Other receivables, net	(593)	(247)	(1,328)	(1,379)
Inventory, net	(5,761)	(3,317)	3,100	(3,227)
Prepaid expenses and other current assets	(1,743)	(1,978)	(313)	(787)
Accounts payable, accrued liabilities, and accrued employee compensation and benefits	2,543	5,218	4,071	5,821
Income tax payable	(49)	(816)	(50)	(914)
Operating lease liabilities	(645)	(504)	(1,695)	(1,474)
Other liabilities	3,688	2,835	9,459	2,421
Net cash (used in) provided by operating activities	(5,061)	5,879	18,487	37,617

Cash Flows from Investing Activities:
Additions to property, plant, equipment, mineral properties and other assets	(3,442)	(4,431)	(14,087)	(59,948)
Additions to intangible assets	—	(3,292)	—	(16,873)
Long-term investment	—	—	(3,500)	—
Proceeds from sale of assets	—	—	4,786	68
Net cash used in investing activities	(3,442)	(7,723)	(12,801)	(76,753)

Cash Flows from Financing Activities:
Debt prepayment costs	(1,869)	—	(1,869)	—
Repayments of long-term debt	(15,000)	—	(35,000)	—
Proceeds from short-term borrowings on credit facility	—	317	10,000	30,317
Repayments of short-term borrowings on credit facility	—	(500)	—	(10,500)
Capitalized debt fees	—	(457)	(36)	(457)
Employee tax withholding paid for restricted stock upon vesting	78	—	(96)	(278)
Proceeds from loan under CARES Act	—	—	10,000	—
Proceeds from exercise of stock options	—	—	—	9
Net cash (used in) provided by financing activities	(16,791)	(640)	(17,001)	19,091

Net Change in Cash, Cash Equivalents and Restricted Cash	(25,294)	(2,484)	(11,315)	(20,045)
Cash, Cash Equivalents and Restricted Cash, beginning of period	35,218	16,143	21,239	33,704
Cash, Cash Equivalents and Restricted Cash, end of period	$9,924	$13,659	$9,924	$13,659

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands, except per share amounts)

To supplement Intrepid's consolidated financial statements, which are prepared and presented in accordance with GAAP, Intrepid uses several non-GAAP financial measures to monitor and evaluate its performance. These non-GAAP financial measures include adjusted net (loss) income, adjusted net (loss) income per diluted share, adjusted EBITDA, and average net realized sales price per ton. These non-GAAP financial measures should not be considered in isolation, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. In addition, because the presentation of these non-GAAP financial measures varies among companies, these non-GAAP financial measures may not be comparable to similarly titled measures used by other companies.

Intrepid believes these non-GAAP financial measures provide useful information to investors for analysis of its business. Intrepid uses these non-GAAP financial measures as one of its tools in comparing period-over-period performance on a consistent basis and when planning, forecasting, and analyzing future periods. Intrepid believes these non-GAAP financial measures are used by professional research analysts and others in the valuation, comparison, and investment recommendations of companies in the potash mining industry. Many investors use the published research reports of these professional research analysts and others in making investment decisions.

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands, except per share amounts)

Adjusted Net (Loss) Income and Adjusted Net (Loss) Income Per Diluted Share

Adjusted net (loss) income and adjusted net (loss) income per diluted share are calculated as net (loss) income or (loss) income per diluted share adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. We consider these non-GAAP financial measures to be useful because they allow for period-to-period comparisons of its operating results excluding items that we believe are not indicative of its fundamental ongoing operations.

Reconciliation of Net (Loss) Income to Adjusted Net (Loss) Income:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net (Loss) Income	$(10,175)	$(217)	$(26,444)	$11,549
Adjustments
Litigation Settlement	—	—	10,075	—
Gain on land sale	—	—	(4,722)	—
Total adjustments	—	—	5,353	—
Adjusted Net (Loss) Income	$(10,175)	$(217)	$(21,091)	$11,549

Reconciliation of Net (Loss) Income per Share to Adjusted Net (Loss) Income per Share:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net (Loss) Income Per Diluted Share	$(0.78)	$(0.02)	$(2.04)	$0.88
Adjustments
Litigation settlement	—	—	0.78	—
Gain on land sale	—	—	(0.36)	—
Total adjustments	—	—	0.42	—
Adjusted Net (Loss) Income Per Diluted Share	$(0.78)	$(0.02)	$(1.62)	$0.88

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands, except per share amounts)

Adjusted EBITDA

Adjusted earnings before interest, taxes, depreciation, and amortization (or adjusted EBITDA) is calculated as net (loss) income adjusted for certain items that impact the comparability of results from period to period, as set forth in the reconciliation below. Intrepid considers adjusted EBITDA to be useful, and believe it to be useful for investors, because the measure reflects Intrepid's operating performance before the effects of certain non-cash items and other items that Intrepid believes are not indicative of its core operations. Intrepid uses adjusted EBITDA to assess operating performance.

Reconciliation of Net (Loss) Income to Adjusted EBITDA:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net (Loss) Income	$(10,175)	$(217)	$(26,444)	$11,549
Litigation settlement	—	—	10,075	—
Gain on land sale	—	—	(4,722)	—
Interest expense	2,450	849	3,877	2,258
Income tax benefit	—	(8)	(42)	(8)
Depreciation, depletion, and amortization	8,748	8,326	26,377	25,145
Amortization of intangible assets	80	188	241	188
Accretion of asset retirement obligation	434	513	1,303	1,347
Total adjustments	11,712	9,868	37,109	28,930
Adjusted EBITDA	$1,537	$9,651	$10,665	$40,479

INTREPID POTASH, INC.
UNAUDITED NON-GAAP RECONCILIATIONS
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands, except per share amounts)

Average Potash and Trio® Net Realized Sales Price per Ton

Average net realized sales price per ton for potash is calculated as potash segment sales less potash segment byproduct sales and potash freight costs and then dividing that difference by the number of tons of potash sold in the period. Likewise, average net realized sales price per ton for Trio® is calculated as Trio® segment sales less Trio® segment byproduct sales and Trio® freight costs and then dividing that difference by Trio® tons sold. Intrepid considers average net realized sales price per ton to be useful, and believe it to be useful for investors, because it shows Intrepid's potash and Trio® average per ton pricing without the effect of certain transportation and delivery costs. When Intrepid arranges transportation and delivery for a customer, it includes in revenue and in freight costs the costs associated with transportation and delivery. However, some of Intrepid's customers arrange for and pay their own transportation and delivery costs, in which case these costs are not included in Intrepid's revenue and freight costs. Intrepid uses average net realized sales price per ton as a key performance indicator to analyze potash and Trio® sales and price trends.

Reconciliation of Sales to Average Net Realized Sales Price per Ton:

	Three Months Ended September 30,
	2020		2019
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$22,187	$12,890	$29,213	$14,637
Less: Segment byproduct sales	3,612	1,449	4,971	1,267
Freight costs	2,891	3,878	3,478	3,996
Subtotal	$15,684	$7,563	$20,764	$9,374

Divided by:
Tons sold	66	40	78	46
Average net realized sales price per ton	$238	$189	$266	$204

	Nine Months Ended September 30,
	2020		2019
(in thousands, except per ton amounts)	Potash	Trio®	Potash	Trio®
Total Segment Sales	$80,504	$54,722	$99,090	$53,881
Less: Segment byproduct sales	10,562	3,248	14,283	3,598
Freight costs	10,021	15,935	10,325	15,503
Subtotal	$59,921	$35,539	$74,482	$34,780

Divided by:
Tons sold	239	180	261	173
Average net realized sales price per ton	$251	$197	$285	$201

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands)

	Three Months Ended September 30, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$18,575	$—	$—	$(49)	$18,526
Trio®	—	11,441	—	—	11,441
Water	262	1,312	2,037	—	3,611
Salt	1,995	137	—	—	2,132
Magnesium Chloride	1,127	—	—	—	1,127
Brine Water	228	—	105	—	333
Other	—	—	908	—	908
Total Revenue	$22,187	$12,890	$3,050	$(49)	$38,078

	Nine Months Ended September 30, 2020
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$69,942	$—	$—	$(253)	$69,689
Trio®	—	51,474	—	—	51,474
Water	957	2,963	10,727	—	14,647
Salt	5,792	285	—	—	6,077
Magnesium Chloride	2,838	—	—	—	2,838
Brine Water	975	—	297	—	1,272
Other	—	—	2,515	—	2,515
Total Revenue	$80,504	$54,722	$13,539	$(253)	$148,512

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands)

	Three Months Ended September 30, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$24,242	$—	$—	$—	$24,242
Trio®	—	13,370	—	—	13,370
Water	574	1,211	5,488	—	7,273
Salt	2,736	56	—	—	2,792
Magnesium Chloride	949	—	—	—	949
Brine Water	712	—	—	—	712
Other	—	—	1,822	—	1,822
Total Revenue	$29,213	$14,637	$7,310	$—	$51,160

	Nine Months Ended September 30, 2019
Product	Potash Segment	Trio® Segment	Oilfield Solutions Segment	Intersegment Eliminations	Total
Potash	$84,807	$—	$2,040	$(1,319)	$85,528
Trio®	—	50,283	—	—	50,283
Water	1,371	3,090	13,864	—	18,325
Salt	8,105	508	—	—	8,613
Magnesium Chloride	2,895	—	—	—	2,895
Brine Water	1,912	—	—	—	1,912
Other	—	—	3,670	—	3,670
Total Revenue	$99,090	$53,881	$19,574	$(1,319)	$171,226

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands)

Three Months Ended September 30, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$22,187	$12,890	$3,050	$(49)	$38,078
Less: Freight costs	3,973	3,878	—	(49)	7,802
Warehousing and handling costs	1,173	1,142	—	—	2,315
Cost of goods sold	14,928	8,754	3,363	—	27,045
Lower of cost or net realizable value inventory adjustments	760	464	—	—	1,224
Gross Margin (Deficit)	$1,353	$(1,348)	$(313)	$—	$(308)
Depreciation, depletion, and amortization incurred[1]	$6,430	$1,531	$657	$210	$8,828

Nine Months Ended September 30, 2020	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$80,504	$54,722	$13,539	$(253)	$148,512
Less: Freight costs	12,700	15,950	—	(253)	28,397
Warehousing and handling costs	3,673	3,611	—	—	7,284
Cost of goods sold	55,298	40,405	8,397	—	104,100
Lower of cost or net realizable value inventory adjustments	1,130	2,885	—	—	4,015
Gross Margin (Deficit)	$7,703	$(8,129)	$5,142	$—	$4,716
Depreciation, depletion, and amortization incurred[1]	$19,485	$4,556	$1,945	$632	$26,618

INTREPID POTASH, INC.
DISAGGREGATION OF REVENUE AND SEGMENT DATA (UNAUDITED)
FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2020 AND 2019
(In thousands)

Three Months Ended September 30, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$29,213	$14,637	$7,310	$—	$51,160
Less: Freight costs	4,728	3,996	—	—	8,724
Warehousing and handling costs	1,190	972	—	—	2,162
Cost of goods sold	18,707	9,315	3,841	—	31,863
Lower of cost or net realizable value inventory adjustments	—	1,462	—	—	1,462
Gross Margin (Deficit)	$4,588	$(1,108)	$3,469	$—	$6,949
Depreciation, depletion, and amortization incurred[1]	$6,048	$1,517	$747	$202	$8,514

Nine Months Ended September 30, 2019	Potash	Trio®	Oilfield Solutions	Other	Consolidated
Sales	$99,090	$53,881	$19,574	$(1,319)	$171,226
Less: Freight costs	14,110	15,502	861	—	30,473
Warehousing and handling costs	3,776	2,852	—	—	6,628
Cost of goods sold	59,024	32,988	8,682	(1,319)	99,375
Lower of cost or net realizable value inventory adjustments	—	1,462	—	—	1,462
Gross Margin	$22,180	$1,077	$10,031	$—	$33,288
Depreciation, depletion and amortization incurred[1]	$18,963	$4,595	$1,170	$605	$25,333
(1) Depreciation, depletion, and amortization incurred for potash and Trio® excludes depreciation, depletion, and amortization amounts absorbed in or relieved from inventory.